Exhibit 3.1(i)

RESTATED CERTIFICATE OF INCORPORATION

OF

ZEBRA TECHNOLOGIES CORPORATION

Zebra Technologies Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

(1)	The name of the Corporation is Zebra Technologies Corporation.

(2)	The original Certificate of Incorporation was filed with the Secretary of the State of Delaware on July 10, 1991.

(3)	This Restated Certificate of Incorporation restates and integrates but does not further amend the provisions of Zebra Technologies Corporation’s certificate of incorporation as theretofore amended or supplemented. There is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

(4)	This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware and shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

(5)	This Restated Certificate of Incorporation is restated and integrated to read in its entirety as follows:

FIRST: The name of the Corporation is Zebra Technologies Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 160,000,000 shares, which shall be divided as follows: (i) 150,000,000 shares of Class A common stock, par value $.01 per share (the “Class A Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”). “Common Stock,” when used herein, shall mean the Class A Common Stock.

The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

4.A. COMMON STOCK PROVISIONS.

4.A.1. Voting Rights. Except as otherwise required by law or expressly provided herein, the holder of each share of Class A Common Stock shall have one vote per share on each matter submitted to a vote of the stockholders of the Corporation and the holder of each share of Class B Common Stock shall have ten votes per share on each matter submitted to a vote of the stockholders of the Corporation.

4.A.2. Dividend Rights. Subject to all of the rights of any Series of Preferred Stock authorized after the date hereof, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation. Dividends shall be declared and paid to holders of either Class A Common Stock or Class B Common Stock only if such dividends are declared and paid to holders of both classes on an equal per share basis.

If at any time a distribution of Class A Common Stock, Class B Common Stock or any other securities of the Corporation is to be made to holders of either Class A Common Stock or Class B Common Stock (hereinafter sometimes referred to as a “share distribution”), such share distribution may be declared and paid only as follows:

(a) A share distribution consisting of shares of Class A Common Stock to holders of Class A Common Stock; provided, there shall also be a simultaneous share distribution consisting of shares of Class B Common Stock to holders of Class B Common Stock on an equal per share basis; or

(b) A share distribution consisting of shares of Class B Common Stock to holders of Class B Common Stock; provided, there shall also be a simultaneous share distribution consisting of shares of Class A Common Stock to holders of Class A Common Stock on an equal per share basis; or

(c) A share distribution consisting of any other class of securities of the Corporation to the holders of Class A Common Stock and Class B Common Stock on an equal per share basis.

4.A.3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding shares of Preferred Stock shall be entitled upon dissolution, liquidation or winding up, each holder of shares of Class A Common Stock and Class B Common Stock shall receive whatever kind of assets are available for distribution on an equal per share basis.

4.A.4. Merger or Consolidation Rights. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), each holder of shares of Class A Common Stock and Class B Common Stock shall receive whatever kind of assets are available for distribution to such holders, or stock into which such shares of the Corporation are converted, on an equal per share basis; provided, however, in any merger or consolidation in which shares of capital stock are distributed, such shares distributed to the holders of shares of Class A Common Stock and Class B Common Stock may differ to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein.

4.A.5. Conversion. In the event that at any time the number of issued and outstanding shares of Class B Common Stock is less than 10% of the aggregate number of issued and outstanding shares of Class A Common Stock and Class B Common Stock together, each authorized share of Class B Common Stock (whether or not then issued) shall automatically be converted into one share of Class A Common Stock. Upon such conversion, the total number of shares of Class A Common Stock the Corporation shall have authority to issue shall be 78,358,189 and the total number of shares of Class B Common Stock the Corporation shall have authority to issue shall be zero. Such conversion ratio as set forth herein shall in all events be accurately preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or split or combination of, outstanding shares of Class A Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation. Upon the occurrence of such conversion, the shares of Class B Common Stock shall be deemed without further action to be immediately and automatically converted into shares of Class A Common Stock, and stock certificates formerly representing Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock.

Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock of the Corporation at the option of the holder thereof at any time on a share for share basis. Such conversion ratio shall in all events be accurately preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or stock split or combination of, outstanding shares of Class A Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation. Upon the conversion of shares of Class B Common Stock into shares of Class A Common stock, such shares of Class B Common Stock shall be retired and not subject to reissue.

Each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock upon its sale, gift, assignment, distribution, conveyance or other disposition or transfer whether by operation of law or otherwise (collectively, a “Transfer”) to other than a Permitted Transferee (as defined herein). The term Transfer as used herein shall not include a pledge or hypothecation of shares of Class B Common Stock; provided, however, that a Transfer shall have occurred if a pledgee or party to whom such shares are hypothecated forecloses thereon. The term “Permitted Transferee” as used herein shall mean:

(i) Edward L. Kaplan, Carol K. Kaplan, Gerhard Cless, Ruth I. Cless, Stewart A. Shiman, Meyer S. Kaplan, Bee R. Kaplan, John H. Kindsvater, Jr., Lenin Pellegrino, M.D., any of their respective descendants (including adopted children), any spouses, widows or widowers or any of their respective descendants (including adopted children) (collectively, the “Family Holders”);

(ii) any trust, a majority of the interest of which is held, directly or indirectly, by or for the benefit of one or more of the Family Holders or any entity or entities described in clauses (iii), (iv), (v) or (vi) of this Article FOURTH Section A.5.;

(iii) any estate of a Family Holder;

(iv) any foundation, or any charitable organization established by one or more of the Family Holders that qualifies as an exempt organization under the Internal Revenue Code of 1986, as amended, or any successor statute;

(v) any charitable lead trust or charitable remainder trust established by one or more of the Family Holders; or

(vi) any corporation or partnership or other entity of which voting control is held, directly or indirectly, by or for the benefit of one or more of the Family Holders or any entity or entities described in clauses (ii), (iii), (iv) or (v) above. For Purposes of this clause (vi), “voting control” shall mean either (a) the beneficial ownership, direct or indirect, of more than 50% of the outstanding voting securities of a corporation, or in the case of an unincorporated entity, of the similar power to control the affairs of such entity, or (b) the contractual power to elect or designate a majority of the directors of a corporation or in the case of an unincorporated entity, of individuals exercising similar functions.

If any shares of Class B Common Stock are held by a Permitted Transferee as described in clauses (ii), (iii), (iv) or (v) of this Article FOURTH Section A.5. and such Permitted Transferee shall cease to be a Permitted Transferee, then such shares of Class B Common Stock shall automatically be converted into an equal number of shares of Class A Common Stock.

A majority of the Board of Directors of the Corporation shall have, the power and duty to determine for purposes of this Article FOURTH Section A.5., on the basis of information known to the Board of Directors after reasonable inquiry, (a) whether a person or entity is a Permitted Transferee or shall have ceased to be a Permitted Transferee, and (b) whether a transfer of shares of Class B Common Stock shall have occurred so as to effect a conversion of such shares of Class B Common Stock to an equal number of shares of Class A Common Stock. The holders of Class B Common Stock shall upon demand disclose to the Board of Directors in writing such information with respect to the direct and indirect beneficial ownership of such shares of Class B Common Stock as the Board of Directors deem necessary to make the determination required of it pursuant to this paragraph.

4.A.6. Stock Splits, Divisions and Combinations. The Corporation may not split, divide or combine the shares of the Class A Common Stock or the Class B Common Stock, unless, at the same time, the Corporation splits, divides or combines, as the case may be, the shares of the other class of Common Stock in the same proportion and manner.

4.A.7. Issuance of Additional Shares of Class B Common Stock. Additional shares of Class B Common Stock may only be issued to Permitted Transferees (as the term Permitted Transferee is defined in Article Fourth Section A.5. hereof) unless such issuance to such other persons is approved by a majority of the issued and outstanding shares of Class B Common Stock.

4.B. PREFERRED STOCK PROVISIONS.

The Preferred Stock may be issued from time to time in one or more series. Subject to the other provisions of this Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of and issue shares of the Preferred Stock in series, and by filing a certificate pursuant to the laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the outstanding Common Stock, without a vote of the holders of any Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such series of Preferred Stock.

4.C. GENERAL PROVISIONS.

4.C.1. Quorum at Stockholders’ Meetings. At any meeting of stockholders, the presence in person or by proxy of the holders of record of outstanding shares of stock of the Corporation entitled to vote a majority of the votes entitled to be voted at such meeting shall constitute a quorum for all purposes, except as otherwise provided by this Certificate of Incorporation or required by applicable law.

4.C.2. No Preemptive Rights. No stockholder of this Corporation shall by reason of holding shares of any class of stock have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of stock of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class of such stock, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors, in its discretion from time to time, may grant and at such price as the board of the directors in its discretion may fix; and the board of directors may issue shares of any class of stock of this Corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class of such stock, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class of such stock.

FIFTH: 5.(a) Written Consent. At any time after the closing of a public offering of the Corporation’s securities registered under the Securities Act of 1933, as amended, any action required or permitted to be taken by the holders of the Common Stock (whether voting separately as a class or together with other classes) of the Corporation may be effected by a consent in writing by such holders only if such consent is signed by holders of shares of Common Stock representing at least 66-2/3% of the votes entitled to be cast by the outstanding Common Stock.

5.(b) Special Meetings. Special meetings of stockholders of the Corporation may be called upon not less than 10 or more than 60 days’ prior written notice only by (1) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors, or (2) by holders of shares of Common Stock representing at least 66-2/3% of the votes entitled to be cast generally in the election of directors.

5.(c) Amendment. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of shares of Common Stock representing at least 66-2/3% of the votes entitled to be cast generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article FIFTH.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation. The By-Laws of the Corporation may be altered, amended or repealed, or new By-Laws may be adopted, by the Board of Directors in accordance with the preceding sentence or by the vote of the holders of shares representing at least 66-2/3% of the votes entitled to be cast by the outstanding Common Stock. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of shares representing at least 66-2/3% of the votes entitled to be cast by the outstanding Common Stock shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article SIXTH.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware as the By-Laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an officer or employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, that, the Corporation shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense, or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement. Such indemnification is not exclusive of any other right to indemnification provided by law, agreement or otherwise.

TENTH: No amendment to or repeal of Article EIGHTH or NINTH of this Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Articles EIGHTH or NINTH for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

ELEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than two (2) nor more than eleven (11) directors. The exact number shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution.

The directors shall be divided into three classes, Class I, Class II and Class III, with each class having as equal a number of members as reasonably possible. The initial term of office of the Class I, Class II and Class III directors shall expire at the annual meeting of stockholders of the Corporation in 2003, 2004 and 2005, respectively. Beginning in 2003, at each annual meeting of stockholders of the Corporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as is reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director, even though such decrease may result in an inequality of the classes until the expiration of such term. A director shall hold office until the annual meeting of stockholders of the Corporation in the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Except as otherwise provided by law, directors may only be removed for cause and only upon the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote generally in the election of directors. Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors and newly-created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any resolutions of the Board of Directors applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article ELEVENTH. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH

ZEBRA TECHNOLOGIES CORPORATION

Date: August 6, 2012	By:	/s/ Jim L. Kaput
/s/ Jim L. Kaput
SVP, General Counsel and Secretary